Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-162584, No. 333-160337, No. 333-157029 and No. 333-84304) on Form S-3 and (No. 333-64346, No. 333-134583, No. 333-139968, and No. 333-159104) on Form S-8 of Hampton Roads Bankshares, Inc. and subsidiaries of our report dated April 22, 2010, except for Note 2, as to which the date is August 13, 2010 and Note 3, as to which the date is March 10, 2010, relating to our audits of the consolidated financial statements, included in and incorporated by reference in the Annual Report on Form 10-K of Hampton Roads Bankshares Inc. for the year ended December 31, 2010.

Winchester, Virginia

April 22, 2010, except for Note 2, as to which the date is August 13, 2010 and Note 3, as to which the date is March 23, 2011